SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                                Form 8-K

          Current Report Pursuant to Section 13 or 15 (d) of
                     The Securities Act of 1934

Date of Report (Date of earliest event reported)    June 16, 2000


                         COVEST BANCSHARES, INC.

                        --------------------------

        (Exact name of registrant as specified in its charter)

          DELAWARE              0-20160            36-3820609
          --------              -------            ----------

     (State or other       (Commission File         (I.R.S.
   Employer Jurisdiction    Number)                 Identification
   No.)                                             No.)


           749 Lee Street, Des Plaines, Illinois    60016
         --------------------------------------------------
        (address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (847) 294-6500




Item 5.  OTHER EVENTS

On June 16, 2000, the Company issued a press release pertaining CoVest Banc to offer Internet Banking Services. The text of the press release is attached hereto as Exhibit 99.1.

Exhibit 99.1

Des Plaines, IL. June 16, 2000 - CoVest Banc announced the completion of a new service agreement that will soon enable CoVest customers to access their account information and perform banking transactions over the Internet in a secure banking environment. CoVest Banc currently offers PC Banking, a privately networked online banking solution that requires the use of proprietary software. Recognizing the trend of Internet convenience and flexibility, CoVest Banc began researching Internet banking solutions in January 2000. "The service is designed to increase accessibility and time flexibility for busy customers. Our customers will be able to do their banking anytime, anywhere... all they need is Internet access. No separate software is required," said Jack Nick, Assistant Vice President and Internet Banking Manager.

With CoVest Banc's new Internet banking solution, customers will be able to view current balances and account history, examine transaction details, transfer funds, execute stop payments and export data to their accounting software for reconciliation. In addition to the aforementioned functionality, the Cash Management solution for businesses includes the ability to originate ACH and wire transfers, process EFT tax payments, manage payroll, and order currency. The CoVest Banc Internet banking solutions will be implemented in a real-time environment, helping both retail and commercial customers manage their money more efficiently. Using an Internet browser with 128-bit SSL encryption ensures a secure banking environment. "CoVest Banc's Internet banking solution will offer multiple levels of security that let the customer assign authorization access for different types of transactions," added Mr. Nick.

CoVest Banc's implementation of Internet Banking will help CoVest compete more effectively and profitably with the big banks, leveling the playing field with technology. CoVest will also be in a position to compete with brokerage firms as part of the Internet banking solution. The addition of Internet banking will provide CoVest customers with superior flexibility. Customers can still choose to visit any one of three CoVest locations to meet with a Personal Banker, or they can take advantage of the extended hours offered at all CoVest drive-up facilities. CoVest customers already enjoy the convenience of banking via ATM, telephone, and PC Banking 24 hours a day, 7 days a week. Now, customers will be able to choose to bank with CoVest via the Internet - a CoVest branch that's accessible anytime from anywhere.

CoVest Banc evaluated several solution providers, and chose Q UP as the provider that offered the highest levels of ease, convenience and flexibility. CoVest was also impressed with Q UP's community bank orientation and technological leadership, characteristics that helped solidify the partnership with the community-focused bank.

Q UP, which was founded in 1995 and is headquartered in Austin, TX, is a leading provider of Internet banking and E-Commerce portal solutions for community-based financial institutions. Developed by bankers for bankers, Q UP was one of the first companies to provide secure Internet banking, Internet-based cash management, and financial portal solutions, and it continues to be a proven leader in the industry. The Q UP web site can be reached at www.qup.com. Q UP is owned by S1 (Nasdaq:SONE), who pioneered Internet banking, and who is currently a leading provider of innovative Internet-based financial services solutions worldwide. Additional information about S1 is available on their web site at www.s1.com.

CoVest Banc's Internet banking solution is expected to be available to customers in the fourth quarter of this year. The bank already offers secure on-line loan applications, as well as current product and rate information through its web site at www.covestbanc.com.

As of March 31, 2000, CoVest Bancshares, Inc. had consolidated assets of $569 million. CoVest Banc operates three full-service offices in Arlington Heights, Des Plaines and Schaumburg, and a mortgage office in McHenry, Illinois.



                                     SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 16, 2000                COVEST BANCSHARES, INC.




                                     By: /s/ James L. Roberts
                                         James L. Roberts
                                         President and
                                         Chief Executive Officer




                                     By: /s/ Paul A. Larsen
                                         Paul A. Larsen
                                         Executive Vice President and
                                         Chief Financial Officer